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Exhibit 4.2

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE STOCK

Corporation:	CardioNet, Inc., a California corporation
Number of Shares:	12,500
Series and Class of Stock:	Series B Preferred
Initial Exercise Price:	$1.47
Issue Date:	Aug. 9, 2000
Expiration Date:	Aug. 9, 2010

        THIS WARRANT CERTIFIES THAT, for the agreed upon value of $1.00 and for other good and valuable consideration, SILICON VALLEY BANK ("Holder") is entitled to purchase the number of fully paid and nonassessable shares of the series and class of securities (the "Shares") of the corporation (the "Company") at the initial exercise price per Share (the "Warrant Price") all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1. EXERCISE

        1.1    Method of Exercise.    Holder may exercise this Warrant prior to Expiration Date by delivering a duly executed Notice of Exercise in substantially the form attached as Exhibit A to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased. Notwithstanding the foregoing, Holder may not purchase less than 1,000 of the Shares at one time.

        1.2    Conversion Right.    In lieu of exercising this Warrant as specified in Section 1.1, Holder may from time to time prior to Expiration Date convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares, by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.4.

        1.3    [Intentionally Omitted.]

        1.4    Fair Market Value.    If the Shares are traded in a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company's stock into which the Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. If the Shares are not traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment. The foregoing notwithstanding, if Holder advises the Board of Directors in writing that Holder disagrees with such determination, then the Company and Holder shall promptly agree upon a reputable investment banking firm to undertake such valuation. If the valuation of such investment banking firm is at least ten percent (10%) greater than that determined by the Board of Directors, then all fees and expenses of such investment banking firm shall be paid by the Company. In all other circumstances, such fees and expenses shall be paid by Holder.

        1.5    Delivery of Certificate and New Warrant.    Promptly after Holder exercises or converts this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.

        1.6    Replacement of Warrants.    On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

        1.7    Repurchase on Sale, Merger, or Consolidation of the Company.

            1.7.1    "Acquisition".    For the purpose of this Warrant, "Acquisition" means (a) any sale, license or other disposition of all or substantially all of the assets of the Company, or (b) any reorganization, consolidation or merger of the Company where the holders of the Company's securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

            1.7.2    Assumption of Warrant.    Upon the closing of any Acquisition (as defined in Section 1.7.1(b) above) the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly.

        1.8    No Rights as Shareholder Prior to Exercise.    This Agreement does not entitle the Holder to any voting rights or other rights as a shareholders of the Company prior to the exercise of the Holder's rights to purchase the Shares as provided for in this Agreement.

ARTICLE 2. ADJUSTMENTS TO THE SHARES

        2.1    Stock Dividends, Splits, Etc.    If the Company declares or pays a dividend on its common stock (or the Shares if the Shares are securities other than common stock) payable in common stock, or other securities, subdivides the outstanding common stock into a greater amount of common stock, or, if the Shares are securities other than common stock, subdivides the Shares in a transaction that increases the amount of common stock into which the Shares are convertible, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

        2.2    Reclassification, Exchange or Substitution.    Upon any reclassification, exchange, substitution or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same series as the Shares to common stock pursuant to the terms of the Company's Articles of Incorporation upon the closing of a registered public offering of the Company's common stock. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions or other events.

        2.3    Adjustments for Combinations, Etc.    If the outstanding shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased.

        2.4    Adjustments for Diluting Issuances.    The Warrant Price and the number of Shares issuable upon exercise of this Warrant or, if the Shares are Preferred Stock, the number of shares of common stock issuable upon conversion of the Shares, shall be subject to adjustment, from time to time in the manner set forth in the Company's Second Amended and Restated Articles of Incorporation filed with the California Secretary of State on April 3, 2000. The provisions set forth for the Shares in the Company's Second Amended and Restated Articles of Incorporation filed with the California Secretary of State on April 3, 2000 relating to the above in effect as of the Issue Date may not be amended, modified or waived, without the prior written consent of Holder unless such amendment, modification or waiver affects Holder in the same manner as they affect all other such shareholders of the Shares. No adjustments shall be made in connection with the public sale and issuance of Common Stock, or any options or warrants issued in connection therewith, or for any warrants or options outstanding on the date of this Warrant, or for any Common Stock issuable upon the exercise of any such warrants or options.

        2.5.    No Impairment.    The Company shall not, by amendment of its Articles of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder's rights under this Article against impairment. If the Company takes any action affecting the Shares or its common stock other than as described above that adversely affects Holder's rights under this Warrant, the Warrant Price shall be adjusted downward and the number of Shares issuable upon exercise of this Warrant shall be adjusted upward in such a manner that the aggregate Warrant Price of this Warrant is unchanged.

        2.6    Fractional Shares.    No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder an amount computed by multiplying the fractional interest by the fair market value of a full Share.

        2.7    Certificate as to Adjustments.    Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price. No adjustment in the number of Shares purchasable, or in the Warrant Price, as applicable, shall be required unless such adjustment would require an increase or decrease of at least two percent (2%); provided, however that any adjustment which by reason of this sentence is not required to be made immediately shall be carried forward and taken into account in any subsequent adjustment.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY

        3.1    Representations and Warranties.    The Company hereby represents and warrants to the Holder as follows:

          3.1.1 All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon payment of the Warrant Price and the issuance thereof, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

          3.1.2 The Capitalization Table attached to this Warrant is true and complete as of the Issue Date.

        3.2    Notice of Certain Events.    If the Company proposes at any time (a) to declare any dividend or distribution upon its common stock, whether in cash, property, stock or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of common stock; (d) to merge or consolidate with or into any other corporation as described in Section 1.7.1 above, or sell, lease, license or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the company's securities for cash, then, in connection with each such event, the Company shall give Holder (1) at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above, at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

        3.3    Information Rights.    So long as the Holder holds this Warrant and/or any of the Shares, the Company shall deliver to the Holder, within one hundred twenty (120) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by the Company's independent public accountants.

        3.4    Registration Under Securities Act of 1933, as amended.    The Company agrees that the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall be subject to the registration rights set forth for the Shares in Company's Investors' Rights Agreement dated as of April 14, 2000. The provisions set forth in Company's Investors' Rights Agreement dated as of April 14, 2000 relating to the above in effect as of the Issue Date may not be amended, modified or waived without the prior written consent of Holder unless such amendment, modification or waiver affects Holder in the same manner as they affect all other such shareholders of the Shares.

ARTICLE 4. REPRESENTATIONS AND COVENANTS OF HOLDER

        4.1    Representations and Warranties.    This Agreement has been entered into by the Company in reliance upon the following representations and covenants of the Holder, which the Holder hereby confirms:

          4.1.1    Purchase Entirely for Own Account.    The Warrant and any Shares issued pursuant to this Warrant are being acquired for investment for the Holder's own account, not as a nominee or agent, and not with a view to the resale or distribution of any thereof, and the Holder has no present intention of selling, granting any participation in or otherwise distributing the same.

          4.1.2    Investment Experience.    The Holder is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and the Shares.

          4.1.3    Residency.    The Holder's chief executive office is located in the State of California.

          4.1.4    Restrictions on Acquired Securities.    Holder acknowledges that any securities acquired pursuant to this Agreement may not be sold, pledged, assigned or transferred in any manner, except pursuant to registration and qualification under applicable securities laws, or if an exemption from such registration or qualification is applicable in the reasonable judgment of Company's legal counsel.

          4.1.5    Legend.    It is understood that the Shares issuable upon exercise of the Warrant, and any securities issued in respect thereof or exchange therefor, will bear the legend set forth in Section 5.2 below.

          4.1.6    No General Solicitation.    Holder has not seen or received any advertisement or general solicitation in connection with this Warrant.

ARTICLE 5. MISCELLANEOUS

        5.1    Term.    This Warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth above.

        5.2    Legends.    This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

        THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED. TRANSFER OF THIS WARRANT IS ALSO RESTRICTED BY THE WARRANT TO PURCHASE STOCK BETWEEN THE COMPANY AND HOLDER, A COPY OF WHICH IS AVAILABLE FROM THE COMPANY.

        5.3    Compliance with Securities Laws on Transfer.    This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder's notice of proposed sale.

        5.4    Transfer Procedure.    Subject to the provisions of Section 4.3, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) at any time to Silicon Valley Bancshares or The Silicon Valley Bank Foundation, or to any affiliate of Holder, or to any other transferree reasonably acceptable to the Company by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable). All transferees shall be deemed the "Holder" for purpose of this Warrant. Unless the Company is filing financial information with the SEC pursuant to the Securities Exchange Act of 1934, the Company shall have the right to refuse to transfer any portion of this Warrant to any person who competes with the Company.

        5.5    Notices.    All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally, sent by a recognized overnight delivery service, mailed by first-class registered or certified mail (return receipt requested) at such address as may have been furnished to the Company or the Holder, or by telefacsimile, as the case may be, in writing by the Company or such holder from time to time. All notices to be provided under this Warrant shall be sent to the following address:

  Silicon Valley Bank
  3003 Tasman Drive
  Santa Clara, CA 95054
  Attn: Treasury Department

        5.6    Waiver.    This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

        5.7    Attorneys Fees.    In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys' fees.

        5.8    Governing Law.    This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

        5.9    Entire Agreement.    This Agreement constitutes the final, complete and exclusive agreement between the parties pertaining to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements. Any amendments or supplements to this Agreement must be in writing and signed by both of the parties.

        5.10    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

"Company"
CARDIONET, INC., a California corporation
By:	/s/ JAMES M. SWEENEY James M. Sweeney, Chairman of the Board and Chief Executive Officer
By:	/s/ DOREEN M. ROBERTS DOREEN M. ROBERTS V.P. & CORP. SEC.

        [SIGNATURES CONTINUE]

"Holder"
SILICON VALLEY BANK
By:	/s/ SUSAN L. WORSHAM
	Name:	VICE PRESIDENT
	Title:	SUSAN L. WORSHAM

        [SIGNATURES END]

NOTICE OF EXERCISE

        1.     The undersigned hereby elects to purchase                        shares of the Common/Series B Preferred [STRIKE ONE] Stock of CardioNet, Inc. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

        1.     The undersigned hereby elects to convert the attached Warrant into Shares in the manner specified in the Warrant. This conversion is exercised with respect to                         of the Shares covered by the Warrant.

        [STRIKE PARAGRAPH THAT DOES NOT APPLY.]

        2.     Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

        3.     In exercising its rights to acquire the Shares of the Company, the undersigned hereby acknowledges and confirms the representations and warranties made in Section 4 of this Agreement as of the date set forth below.

Date	(Signature)

Exhibit A

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  Exhibit 4.2
WARRANT TO PURCHASE STOCK